Exhibit 77Q3(a)(ii)

                        REGISTRANT'S CERTIFYING OFFICERS




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          Item 77Q3(a)(ii)

          There were no significant changes in the registrant's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.